Exhibit 99.1

American Spectrum Realty Announces Purchase of Office Property in Houston, Texas

HOUSTON--(BUSINESS WIRE)--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today the purchase of Fountainview Place I and II, a value-added office property located in Houston, Texas, on April 30, 2008. Acquisition costs for the property were funded with new mortgage debt and proceeds generated from the February 2008 sale of Columbia Northeast, a non-core property located in Columbia, South Carolina.

Fountainview Place I and II, located in the Galleria area of Houston just north of Westheimer, consists of approximately 178,000 square feet and is currently 94% leased. The project, which consists of two adjacent buildings, is within blocks of the Company’s 2401 Fountainview office building.

William J. Carden, President and CEO, stated, “We are pleased to add this office property to our portfolio. This acquisition increases our Texas portfolio to approximately 2,100,000 square feet. Purchasing real estate in Houston and Texas in general follows our strategy of expanding in our core markets.”

Mr. Carden added, “Management and leasing of the building will be handled by personnel in our corporate headquarters located in Houston. All leasing inquiries should be directed to Ric Holland, Vice President of Investments, at 713-706-6200.”

American Spectrum Realty, Inc. is a real estate investment and management company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of multi-tenant value-added property investments in California, Texas and Arizona.

CONTACT:
American Spectrum Realty, Inc., Houston
Chairman, President and CEO
William J. Carden, 713-706-6200